Exhibit 16.1

September 8, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Solitario Resources Corporation's Form 8-K dated September 1, 2004, and have the following comments:

1.        We agree with the statements made in the first sentence of the first paragraph, and the statements made in the second, third, fourth and fifth paragraphs.

2.        We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph.

Yours truly,

Deloitte & Touche LLP
Denver, Colorado